Exhibit 5.A.2

February 28, 2014

Mr. Taro Aso

Minister of Finance

Tokyo, Japan

Mr. Hiroshi Watanabe

Japan Bank for International Cooperation

Tokyo, Japan

Ladies and Gentlemen:

We have participated, as U.S. counsel to the underwriters named in Schedule II to the underwriting agreement, a copy of which is being filed as Exhibit 5.C to Amendment No. 2 to the Annual Report of Japan Bank for International Cooperation (the “Issuer”) on Form 18-K/A for the fiscal year ended March 31, 2013 (the “Amendment”), in the preparation of certain documents, including the prospectus supplement (the “Prospectus Supplement”) dated February 27, 2014 that the Issuer filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) under the United States Securities Act of 1933, as amended (the “Act”), relating to the offering by the Issuer of an aggregate of £425,000,000 principal amount of the Issuer’s 2.625% Guaranteed Bonds due December 15, 2020 (the “Bonds”), unconditionally and irrevocably guaranteed as to payment of principal and interest by Japan (the “Guarantor”) (each, a “Guarantee” and collectively, the “Guarantees” and, together with the Bonds, the “Securities”). The Securities are to be issued pursuant to a fiscal agency agreement, dated as of February 27, 2014 (New York City time) / February 28, 2014 (Tokyo time) (the “Fiscal Agency Agreement”), among the Issuer, the Guarantor, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch as the Fiscal Agent, Principal Paying Agent and Transfer Agent (the “Fiscal Agent”).

In connection with the opinions set forth herein, we have examined such corporate records, documents (including, without limitation, the Fiscal Agency Agreement), instruments, certificates of public officials and of the Issuer, and have considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also examined the Registration Statement on Form S-B (No. 333-182490) filed by the Issuer relating to the Securities as filed with the Commission in accordance with the provisions of the Act and the rules and regulations of the Commission thereunder and the Prospectus Supplement.

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In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of all documents, we have assumed that each party thereto had the power and authority to execute and deliver, and to perform and observe the provisions of, such documents, and we have also assumed the due authorization by each such party of all requisite actions and the due execution and delivery of such documents by each such party, and that (except as provided in our opinions below) such documents constitute, or will constitute upon execution and delivery thereof, the legal, valid and binding obligations of each such party.

In addition, the opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)	the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; and

(ii)	limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of any provision of the Fiscal Agency Agreement, the Bonds and the Guarantees, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

Based upon and subject to the foregoing and other qualifications and limitations set forth herein, we are of the opinion that:

1. When the Bonds have been duly authorized, executed, authenticated, and issued by the Issuer, the Bonds will constitute valid and binding obligations of the Issuer, entitled to the benefits provided by the Fiscal Agency Agreement.

2. When the Guarantees have been duly authorized, executed and issued by the Guarantor, the Guarantees will constitute valid, legally binding, irrevocable and unconditional general obligations of the Guarantor, for the payment and performance of which the full faith and credit of the Guarantor has been pledged.

We express no opinion as to matters governed by the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof, or the effect on the opinions expressed herein of the laws of any other jurisdiction. Insofar as the opinions set forth herein relate to matters of Japanese law, we have relied upon the opinion of Nagashima Ohno & Tsunematsu, a copy of which is being filed as Exhibit 5.A.1 to the Amendment, and our opinion herein is subject to the assumptions, qualifications and limitations with respect to such matters as are contained in such opinion.

We hereby consent to the filing of this opinion as Exhibit 5.A.2 to the Amendment and to the references to us under the heading “Validity of Securities” in the Prospectus Supplement.

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In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Morrison & Foerster LLP

/s/ Morrison & Foerster LLP